NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                           PROSPECTUS SUPPLEMENT NO. 2
                       (To Prospectus dated June 12, 2007)


This is a prospectus supplement to our prospectus dated June 12, 2007 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 14,127,191 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options. On August 21, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 4 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is August 21, 2007.

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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2007
                                                   -----------------------------



                       Network-1 Security Solutions, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                      1-14896                    11-3027591
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)


              445 Park Avenue, Suite 1028, New York, New York 10022
--------------------------------------------------------------------------------
                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (212) 829-5700


                                      N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)




     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On August 16, 2007, Network-1 Security Solutions, Inc. (the "Company") issued a press release announcing the final license terms with D-Link Corporation and D-Link Systems (collectively, "D-Link") as part of a definitive Settlement Agreement of its patent infringement litigation against D-Link in the United District Court for the Eastern District of Texas, Tyler Division, for infringement of the Company's Remote Power Patent (U.S. Patent No. 6,218,930).






ITEM 9.01   FINANCIAL STATEMENTS ARE EXHIBITS

            Exhibit Number    Description
            --------------    -----------

                 10.1         Settlement Agreement

                 99.1         Press Release, dated August 16, 2007





























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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NETWORK-1 SECURITY SOLUTIONS, INC.



Dated:  August 20, 2007            By: /s/ Corey M. Horowitz
                                       -----------------------------------------
                                       Name:  Corey M. Horowitz
                                       Title: Chairman & Chief Executive Officer

                                                                    EXHIBIT 10.1
                                                                    ------------
                                                                    CONFIDENTIAL

                              SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is effective as of May 25, 2007 (the "Effective Date"), by and between Network-1 Security Solutions, Inc., a Delaware corporation having its principal place of business at 445 Park Avenue, Suite 1028, New York, New York, U.S.A. ("Network-1"), and D-Link Corp., a Taiwan company with headquarters at No. 289, Xinhu 3rd Rd., Neihu District, Taipei City 114, Taiwan ("D-Link Corp."), and D-Link Systems, Inc., a California corporation with headquarters at 17595 Mt. Herrmann Street, Fountain Valley, California 92708 ("D-Link Systems").


                                    RECITALS

     A. Network-1 and D-Link Corp. and D-Link Systems are currently parties to a civil action pending in the United States District Court for the Eastern District Court of Texas, entitled NETWORK-1 SECURITY SOLUTIONS, INC. V. D-LINK CORPORATION AND D-LINK SYSTEMS. INC., Civil Action No. 6:05-CV291 (the "Pending Lawsuit") and

     B. The parties to this Agreement, without admitting any liability, have concluded that their interests would be best served by fully settling, and thereby terminating and concluding, any and all claims, controversies and demands relating in any way to the Pending Lawsuit which either party may have against the other, on the terms and conditions set forth herein.

     NOW, THEREFORE, the undersigned parties to this Agreement herewith mutually agree and contract with each other, for good and valuable consideration given and received, as follows:

     (1)  Definitions.

          (a) "Action" means any suit, action, dispute, claim, counterclaim, arbitration or legal, administrative or other proceeding or governmental investigation, including without limitation any reexamination or request for reexamination.

          (b) "Agreement Related to Settlement and Dismissal" means the Agreement Related to Settlement and Dismissal, in the form attached hereto as Exhibit A, which, upon execution of this Agreement, will be executed by Network-1, D-Link Corp. and D- Link Systems and filed (together with a joint motion for entry thereof) with the United States District Court for the Eastern District of Texas, Tyler Division, for entry by the Court as a final judgment in the Pending Lawsuit.

          (c) "D-Link Party' "D-Link Parties" or "D-Link" means D-Link Corp. and D-Link Systems, each and/or collectively.

          (d) "D-Link Branded" means products sold by D-Link bearing the trademarks, trade names, or other commercial identities of D-Link, but not co-branded products or products made on an OEM or similar basis.

          (e) "D-Link Covenanted Party" means each of the D-Link Parties and their successors.

                                                                    CONFIDENTIAL


          (f) "Expiration Date" means the date on which the '930 Patent (as defined in Section 1(q)) shall expire.

          (g) "Have Made" means the right to purchase a Licensed Product from a third party (e.g., Subsidiaries, suppliers and vendors) and/or have a third party make a Licensed Product for the use by and/or sale or transfer by D-Link, said third party operating under the license grant to D-Link for the provision of Licensed Products to D-Link and for no other purpose.

          (h) "IEEE PoE Standards" -- shall mean the Power over Ethernet (PoE) IEEE Standard 802.3.af-2003 and 802.3.at-2003.

          (i) "Licensed Product" shall mean all D-Link Branded PoE enabled PSE and PD products (including PoE Adapters) sold or otherwise transferred by D-Link, as identified in Exhibit B, as amended from time to time, which:

               (i) comply with IEEE PoE Standards, except PSEs that exclusively use Spare Pairs for the transmission of operating power; and/or

               (ii)are proprietary PoE products, except those that exclusively use Spare Pairs for the transmission of or receipt of operating power.

          (j) "Net Sales" means with respect to any Licensed Product sold in the United States the greater of either (a) the selling price which D-Link would realize from an unaffilliated buyer in an arms-length sale of an identical product in the same quantity and at the same time and place as such sale, or (b) the selling price actually invoiced for such product to such an unaffiliated customer by D-Link, which greater amount shall then be reduced by Accepted Returns and further reduced by refunds, rebates, adjustment credits, price protection credits, and trade discounts ("Adjustments") on specific, previously invoiced Licensed Products on an item-by-item basis (and such Adjustments accounted for on an item-by-item basis in each royalty report) actually provided to customers previously invoiced for such Licensed Products, provided said Adjustments are not passed through to D-Link's suppliers or otherwise recovered by D-Link. For the avoidance of doubt, the costs of marketing campaigns, advertising, business development, or other similar expenses shall not be used in any manner as a credit, adjustment, or discount to reduce the Net Sales amount.

          (k) "Accepted Returns" shall mean Licensed Products previously invoiced by D-Link and subject to the royalty set forth in Section 5 of this Agreement and returned to D-Link, but only to the extent D-Link issues a credit or refund to the customer returning such Licensed Product in an amount for each returned Licensed Product no greater than that originally invoiced.

          (l) "Pending Lawsuit" has the meaning set forth in paragraph A of the Recitals to this Agreement.

          (m) "Person" or "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a

                                                                    CONFIDENTIAL


     "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (n) "Power Over Ethernet" or "PoE" means the technology used to deliver electrical power over Ethernet network cabling for the purpose of supplying operating power to devices connected to said Ethernet network.

          (o) "PoE Adapter" - means a device that enables non-PoE Ethernet devices (i.e. lacking circuitry to accept power from the Ethernet network) to operate using power provided by PoE Power Sourcing Equipment (PSE) via an Ethernet cable.

          (p) "Power Sourcing Equipment" or "PSE" means any apparatus, device, equipment or product that supplies power to other devices in a PoE implementation.

          (q) "Powered Devices" or "PD" means any apparatus, device, equipment or product that receives or is capable of receiving power from PSEs in a PoE implementation.

          (r) The "930 Patent" means United States Patent Number 6,218,930, and any reissues and reexaminations thereof.

          (s) "RAND Licensing Program" -- means Network-1's licensing of the '930 Patent.

          (t) "RAND Royalty Rate" means the running royalty rate that becomes effective when a licensee agrees to pay a running royalty rate based on a royalty base of sales under a license agreement with Network-1 under the RAND Licensing Program, such running royalty rate taking into account factors, including, but not limited to, conditions on volumes and types of products licensed in such a license agreement.

          (u) "Spare Pairs" -- means the set of wires in a twisted pair cable not used for the transport of data in a 10/100 Ethernet network segment.

          (v) "Subsidiary" means a Person (as defined in Section 1(m)) which, directly or indirectly, is controlled by or is under common control with a Party hereto. As used herein, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     (2) Agreement Related to Settlement and Dismissal. Upon execution of this Agreement, Network-1 and D-Link Parties will execute the Agreement Related to Settlement and Dismissal, in the form attached hereto as Exhibit A, and file such Agreement Related to Settlement and Dismissal, with a joint motion for entry thereof, with the United States District Court for the Eastern District of Texas for entry by the Court as a final judgment in the Pending Lawsuit, The covenants and agreements contained in this Agreement, with the exception of this Section, shall not be effective until the date on which the Court enters such Agreement Related to Settlement and Dismissal.

                                                                    CONFIDENTIAL

     (3)  License Grant

          (a) Network-1 hereby grants to the D-Link Parties a personal, non-exclusive, non-transferable, royalty bearing license under the '930 Patent (i) to make, use, lease, sell, offer for sale, import design, Have Made and otherwise transfer Licensed Products, including the right to procure or produce components therefore, (ii) to practice a method or process involved in the manufacture thereof, and (iii) practice any method or process involved in the use thereof. To the extent that the Licensed Products are sold or otherwise transferred by D-Link Parties to distributors, channel partners, retailers, customers and other non-OEM "arm's length" customers and/or end users, the license granted under this Section shall encompass such parties for such Licensed Products. To the extent that a third party is operating under the Have Made rights granted herein, the license granted under this Section shall encompass said third party, but only as to such third party's sales of Licensed Products to D-Link and other licensed conduct for D-Link contemplated herein, and not for sales to other parties.

     (4)  D-Link Covenants.

          The D-Link Parties and their successors hereby covenant from and after the Effective Date not to initiate any Action to challenge, directly or indirectly through their acting officers, directors, employees, representatives, or agents acting at D-Link's direction, the infringement or validity of the '930 Patent, and not to assist or cooperate in any Action, related to the non-infringement or invalidity of the '930 Patent or any declaratory judgment action under the Patent Act of the United States, title 35, United States Code, the Declaratory Judgment Act, title 28, United States Code, or otherwise; unless the D-Link Parties are required to do so pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; PROVIDED; HOWEVER, that in such case the applicable D-Link Party gives Network-1 reasonable advance notice of the same (so as to afford Network-1 a reasonable opportunity to appear, object and obtain appropriate relief regarding such requirement). The covenant in this Section 4 shall not apply if Network-1, any of its Subsidiaries, successors, assigns, or any third party asserts the '930 Patent, or otherwise institutes any claim, action or proceeding relating to the '930 Patent, other than as a result of a breach of this Agreement, against any D-Link Party or against D-Link's customers or suppliers based on the making, using, selling and/or offering for sale of products sold or transferred to them by D-Link, in which case, for the avoidance of doubt, such D-Link Party shall not be barred from asserting any noninfringement and/or invalidity counterclaims and/or defenses (or any other counterclaims and/or defenses) related to the action or proceeding relating to the '930 Patent.

     (5)  Payments/Payment Terms.

          (a) Within five (5) business days of execution of this Agreement, D-Link will pay Network-1 an upfront payment of $100,000.

          (b) In further consideration for the license granted herein and except as otherwise stated herein, commencing on the Effective Date and provided that the registration of '930 Patent with the U.S. Patent Office is duly maintained by Network-1, with respect to

                                                                    CONFIDENTIAL


     Licensed Products, D-Link will pay to Network-1 a running royalty of 3.25% (the "Royalty Rate") of D-Link's Net Sales for the sale of Licensed Products (except PoE Adapters), and 5% of D-Link's Net Sales from the sale of PoE Adapters (the "Adapter Royalty Rate"), for all sales that occur on or after the Effective Date. Royalties shall be paid monthly no later than twenty (20) days after the first day of each month, based on the preceding month's Net Sales. Royalties shall be submitted with a Monthly Royalty Report, in the form of Exhibit C, showing all Licensed Products sold by D-Link in the immediately preceding month. The Royalty Report will also list any additional products that fall within the scope of Licensed Products and that are to be added to Exhibit B.

          (c) Beginning March 31, 2008, D-Link shall be entitled to pay the lower of the Royalty Rate/Adapter Royalty Rate (hereinafter collectively referred to as "Rate") in 5(b) and the royalty rate that may be Network-1's RAND Royalty Rate in effect at that time. If D-Link chooses to accept such RAND Royalty Rate, its royalty payments under this Section 5(d) shall be calculated using the same methodology as the royalty payments in the license agreement that triggered the adjustment described herein and shall apply to all Licensed Products. The Rate can be reduced quarterly throughout the term of this Agreement to reflect the then current RAND Royalty Rate. Network-1 agrees that as of the Effective Date, the Royalty Rate set forth herein is Network-1's initial RAND Royalty Rate. If there is any change to the RAND Royalty Rate after the Effective Date, Network-1 shall provide such changes to D-Link in writing on a quarterly basis. It is understood and agreed that the RAND Royalty Rate may include rates that vary according to units of licensed products shipped and any adjustments to the Rate will be at a rate consistent with similarly situated companies and volumes (units of licensed products sold) under the Network-1 RAND Licensing Program.

          (d) D-Link shall submit to Network-I a semi-annual royalty report ("Royalty Report") within thirty (30) days after the end of every six month anniversary of the Effective Date of the Agreement. The Royalty Report shall be certified by an appropriate responsible employee of D-Link setting forth the amount of the royalties and calculation thereof for the reported period regardless of whether or not any payment is due. The Royalty Report will also list any additional products that fall within the scope of Licensed Products and that are to be added to Exhibit B.

          (e) If the '930 Patent is found to be invalid by (i) a court of competent jurisdiction, (ii) a final decision of the U.S. Patent and Trademark Office after a re-examination, or (iii) the International Trade Commission, then D-Link shall be entitled to cease making royalty payments; provided, however, that in the event such finding is overturned by the U.S. Court of Appeals for the Federal Circuit or other higher court of competent jurisdiction, D-Link shall be responsible for back royalties plus interest at the Prime Rate as reflected in the Wall Street Journal as of the date of the ruling of' invalidity. Network-1 will provide D-Link with written notice of such a finding of invalidity (or any decision overturning such a finding) within twenty (20) days of the date of such decision.

          (f) In the event a third party's PoE products that comply with the IEEE PoE Standards are found not to infringe the '930 Patent by a court of competent jurisdiction (expressly including the International Trade Commission), D-Link may provide notice to

                                                                    CONFIDENTIAL


     Network-1 that such finding could result in the termination of D-Link's obligation to pay royalties under the Agreement, and D-Link may provide notice to Network-1 that it intends to cease making royalty payments for Licensed Products of comparable form and function as the PoE products found not to infringe the '930 Patent. Network-1 shall provide D-Link with written notice of such a finding of non-infringement as soon as reasonably practicable. If the parties disagree with the effect the court's ruling has on D-Link's obligation to pay royalties under this Agreement, the parties may submit the issue whether the non-infringement finding would be applicable to the Licensed Products to a mutually agreed upon mediator followed, if necessary, by binding arbitration pursuant to the rules of the American Arbitration Association. In the event that the Arbitration Panel makes an award that said non-infringement finding applies to D-Link or the Licensed Products, then D-Link may cease further royalty payments for sales of the Licensed Product; provided, however, in the event such non infringement ruling is overturned by the U.S. Court of Appeals for the Federal Circuit or other higher court of competent jurisdiction, the obligations to pay royalties will be reinstated, with interest at the Prime Rate as reflected in the WALL STREET JOURNAL as of the date of such ruling of non-infringement, and this Agreement will remain in full force and effect irrespective of any prior arbitration ruling to the contrary. Network-1 will provide D-Link with written notice of such ruling within twenty (20) days of its issuance.

          (g) Irrespective of any ruling of a court, administrative body or arbitral tribunal, no royalties paid by D-Link shall be subject to refund except (1) overpayments made in error and identified by D-Link within twelve (12) months of actual or constructive notice of erroneous payment, whichever is later, (2) if D-Link is not given timely notice of a finding of non-infringement or invalidity and the parties do not take the dispute to mediation and binding arbitration, pursuant to Section 5(f), then D-Link may claim a refund payment for the delay period from the date of required notice until D-Link became aware of such non-infringement or invalidity decision, (3) in the event that mediation or arbitration requested under
     Section 5(f) is not completed (e.g., the arbitration award is not issued) within 120 days of a notice of intention to cease royalty payments by D-Link, then D-Link shall be entitled to a refund of all royalties paid after said 120-day period but only in the event a determination is made at mediation or arbitration that the third party ruling relieves D-Link of its obligation to pay further royalties. Any refund that D-Link may be entitled to pursuant to Sections 5(g)(l)(2) or (3) above, shall be taken as a credit in a subsequent Monthly Royalty Report; provided, however that if no further royalties are due under this agreement D-Link shall receive a refund instead of a credit.

          (h) Payments when provided for in this Agreement shall, when overdue, bear interest compounded monthly (prorated for periods of time less than one month) at an annualized rate of three percent (3%) over the prime rate quoted by the Wall Street Journal, in New York, on the date that the payment is due, for each month during the delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

                                                                    CONFIDENTIAL


     (6)  Representations and Warranties.

          (a). Network-1 represents and warrants that it is a corporation in good standing under the laws of the State of Delaware; that it has the authority to enter into this Agreement and to grant the rights and to incur the obligations set forth herein; and that this Agreement is valid and binding and enforceable in accordance with its terms. Network-1 further represents and warrants that it has all right, title and interest in the '930 Patent and will maintain the valid registration of '930 Patent during the term of this Agreement.

          (b). D-Link Corp represents and warrants that it is a corporation in good standing under the laws of Taiwan ; that it has the authority to enter into this Agreement and to grant the rights and to incur the obligations set forth herein; and that this Agreement is valid and binding and enforceable in accordance with its terms.

          (c). D-Link Systems represents and warrants that it is a corporation in good standing under the laws of California; that it has the authority to enter into this Agreement and to grant the rights and to incur the obligations set forth herein; and that this Agreement is valid and binding and enforceable in accordance with its terms.

          (d). Each party to this Agreement warrants and represents that it has not heretofore assigned, transferred, hypothecated, or purported to assign, transfer, or hypothecate to any Person not a party hereto, the whole or any part or portion of its claims or rights which constitute matters released or discharged pursuant to this Agreement.

     (7) Confidentiality. The fact that the parties have settled is itself not confidential, but the terms of this Agreement (and the monthly and semi-annual royalty reports of Paragraphs 5(b), 5(d) and Exhibit C and data contained therein, as well as any audit data provided per Paragraph 11(c)) are confidential except (i) if such information is generally available to the public through no action of Network-1, (ii) to the extent necessary to comply with any Court order, law, rule or regulation of any federal or state agency or administrative body (including the Securities and Exchange Commission and the U.S. securities laws) or contractual obligation of any party's insurance carrier. If necessary, Network-1 may utilize this confidential information in litigation against D-Link relating to royalty payments under this agreement; however, the information must remain confidential (e.g., under the provisions of a suitable protective order and/or filing under seal).

     (8) SEC Filings and Press Releases. D-Link understands that following the Effective Date, Network-1 will be required to file a Form 8-K with the SEC that will include as an exhibit this Agreement (with exhibits) as well as a press release. D-Link further understands that Network-l will be required to disclose in certain of its SEC filings and press releases the amount of royalty revenue received from D-Link pursuant to this Agreement and unless otherwise required by the U.S. securities laws Network-1 will not disclose in its SEC filings or press releases any other data contained in the monthly or semi-annual reports or audit data referenced in paragraph 7 above. Network-1 agrees that any subsequent license agreement of '930 Patent with a third party shall be filed with SEC, in compliance with the SEC's rules and regulations regarding the filing of material agreements.

                                                                    CONFIDENTIAL


     (9)  Term and Termination.

          (a). This Agreement will commence on the Effective Date and will remain in force and effect until the Expiration Date unless earlier terminated. Other than as provided for in Section 9(b), the parties hereto may terminate this Agreement only by mutual written agreement.

          (b). In the event any party to this Agreement breaches any provision hereof and fails to cure such breach within ten (10) days of receipt of written notice thereof, any other party hereto may terminate the Agreement upon written notice to the other parties hereto.

          (c). Termination of this Agreement by mutual written agreement of the parties hereto shall not, unless otherwise agreed by the parties, have the effect of terminating, revoking or withdrawing rights and obligations set forth herein with respect to matters after the Effective Date and up through and including the effective date of termination hereunder.

          (d). The parties agree that, in the event of a dispute relating to a breach of this Agreement as found by United States District Court for the Eastern District of Texas, Tyler Division, the prevailing party shall be entitled to reasonable attorney's fees.

     (10) Release

          (a.) Network-1 on behalf of itself and its respective Subsidiaries, successors and assigns as of the Effective Date of this Agreement, hereby irrevocably releases except for failure to remit payments required under
     Section 5, D-Link Corp. and D-Link Systems, Inc., and their Subsidiaries (but only as to sales of Licensed Products to or on behalf of D-Link) officers, directors, employees, representatives, agents, customers, and suppliers, including any suppliers and customers in the chain of possession of Licensed Products, from any and all claims and causes of action, known or unknown, in any way related to the acts, omissions, transactions, and occurrences alleged in or arising out of the Pending Lawsuit, including Network-1's claim of infringement of the '930 Patent, with respect to any products manufactured, used, leased, sold, offered for sale, imported, or otherwise transferred by D-Link before the Effective Date of this Agreement.

     (11) Miscellaneous.

          (a). If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable,
     (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and
     (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          (b). Network-1, D-Link Corp. and D-Link Systems have had the advice of legal counsel in entering into this Agreement, and thus do so in accordance with their own free acts and deeds. The parties to this Agreement have participated jointly in the negotiating

                                                                    CONFIDENTIAL


     and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

          (c). D-Link shall keep books and records adequate to accurately determine the payments under this Agreement, and retain such books and records for at least three (3) years after the delivery of the Royalty Report to which they relate. Network-1 shall have the right, no more than once per calendar year, to have an independent certified public accountant inspect all relevant books and records of D-Link on thirty (30) days' prior written notice and during regular business hours to verify the reports and payments required to be made hereunder. Such independent certified public accountant shall be selected by Network-1 and approved by D-Link. D-Link shall respond to Network-1's selection of auditor within ten (10) days and its approval shall not be unreasonably withheld. The auditor shall enter into an appropriate nondisclosure agreement with D-Link, and shall disclose no more information than is reasonably necessary to determine the payments owed hereunder. Should an underpayment in excess of ten percent (10%) be discovered, D-Link shall reimburse Network-1 for the cost of the audit. In any event, D-Link shall promptly pay any underpayment together with interest at the compounded annual rate quoted by Citibank N.A. in New York City or its reference rate on the last day of each month during the period of the delinquency.

          (d) Any and all notices, consents, or demands permitted or required to be made or given under this Agreement shall be in writing, signed by the individual giving such notice, consent, or demand and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other parties hereto at their addresses set forth below:

     To Network-1:         Network-1 Security Solutions, Inc.
                           445 Park Avenue, Suite 1028
                           New York, NY 10022

                           Attention:  Corey M. Horowitz, Chairman and CEO
                           Telephone:  (212) 829-5770
                           Facsimile:  (212) 829-5771


     With copies to:       Blank Rome LLP
                           600 New Hampshire Avenue, N.W., Suite 1200
                           Washington. DC 20037

                           Attention:  H. Keeto Sabharwal
                           Telephone:  (202) 772-5932

                                                                    CONFIDENTIAL


                           Clifford Chance US LLP
                           31 West 52nd Street
                           New York, NY 10019-6131

                           Attention:  Victor Siber
                           Telephone:  (212) 878-8429
                           Facsimile:  (212) 878-8375


     To any D-Link Party:  D-Link Systems, Inc.
                           Attention:  Legal Department
                           17595 Mt. Herrmann Street
                           Fountain Valley, CA 92708
                           Telephone: (714) 885-6000
                           Facsimile: (866) 743-4589


     With copies to:       Attention: S.J. Christine Yang
                           THE LAW OFFICES OF S.J. CHRISTINE YANG
                           17220 Newhope Street, Suite 101
                           Fountain Valley, California 92708
                           Telephone (714) 641-4022
                           Facsimile:  (714) 641-2082


          (e). This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, which will not be unreasonably withheld, except in connection with a sale or assignment of the '930 Patent, merger, acquisition, reorganization or sale of all or substantially all of such party's assets or equity; provided, however, that in the event the Agreement is assigned to or assumed by a competitor of D-Link, the parties shall promptly meet and confer to agree upon an appropriate mechanism for protecting the confidentiality of D-Link's sales data and other confidential information. In the event of such merger or acquisition, the license granted herein shall be limited to Licensed Products that are being offered for sale at the time of the merger or acquisition, although the surviving entity may thereafter brand such products using its own trademark, logos and/or other commercial identities of D-Link. This Agreement is binding upon and inures to the benefit of the parties hereto, and their permitted assigns. Any transfer, sale, license or assignment of the '930 Patent shall be made subject to the rights granted hereunder.

          (f). This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter hereof and supersedes all previous and contemporaneous negotiations, commitments and agreements, both written and oral, between the parties with respect to such subject matter including the Settlement Agreement and attached Term Sheet for Licensing Agreement entered into on April 25, 2007, between the Parties. Except for the provisions of Sections 3 through 6 and 10, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                                                                    CONFIDENTIAL


          (g). This Agreement may be executed in separate counterparts, each of which shall be considered an original but all of which will constitute one agreement.

          (h) Each party agrees that this Agreement does not constitute evidence of, or any admission of, any liability, omission or wrongdoing of any kind, and it shall not be offered or received into evidence or otherwise filed or lodged in any proceeding against any party except as may be necessary to prove and enforce its terms. It is expressly understood and agreed that neither this Agreement nor any consideration provided pursuant to this Agreement are to be construed as an admission of liability on the part of the D-Link Parties or regarding any and all claims that were asserted in the Pending Lawsuit. To the contrary, the D-Link Parties have specifically denied any liability for all claims made by Network-1. This Agreement represents a settlement and compromise.

          (i) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EXCEPT AS PROVIDED FOR IN SECTION 5(F), THE D-LINK PARTIES AND NETWORK-1 HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TEXAS, TYLER DIVISION, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING BROUGHT BY A D-LINK PARTY(IES) AND/OR NETWORK-1 TO ENFORCE THIS AGREEMENT, AND THE D-LINK PARTIES AND NETWORK-1 AGREE THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT BY SUCH PARTY TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS
     SECTION 11(I) AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF TEXAS OTHER THAN FOR SUCH PURPOSE AND SHALL NOT APPLY WITH RESPECT TO, OR BE DEEMED TO INDICATE THE INTENT OF ANY PARTY HERETO WITH RESPECT TO, ANY ACTION BROUGHT BY OR AGAINST ANY PERSON(S) WHO IS NOT A PARTY TO THIS AGREEMENT. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 11(d). Such service of process shall have the same effect as if the party being served were a resident in the State of Texas and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

                                                                    CONFIDENTIAL


     IN WITNESS WHEREOF, each of the parties has caused two original copies of this Agreement to be executed on its behalf by its duly authorized officer as of the Effective Date.


     NETWORK-1 SECURITY SOLUTIONS, INC.


     By:  /s/ Corey M. Horowitz
          ------------------------------------
          Corey M. Horowitz
          Chairman and Chief Executive Officer



     D-LINK CORPORATION


     By:  /s/ Ah Jee Wang
          ------------------------------------
          Ah Jee Wang
          Chief Technology Officer



     D-LINK SYSTEMS, INC.


     By:  /s/ Ah Jee Wang
          ------------------------------------
          Ah Jee Wang
          Chief Technology Officer

EXHIBIT 10.1                                                        CONFIDENTIAL
------------





                                    EXHIBIT A
                                    ---------

                         AGREEMENT RELATED TO SETTLEMENT

                                  AND DISMISSAL

                       IN THE UNITED STATES DISTRICT COURT

                        FOR THE EASTERN DISTRICT OF TEXAS

                                 TYLER DIVISION

                                      )
NETWORK-1 SECURITY SOLUTIONS,         )
INC.,                                 )
                                      )
                      Plaintiff,      )
V                                     )     Case No. 6:05-CV-291
                                      )
D-LINK CORPORATION AND D-LINK         )
SYSTEMS, INC.,                        )
                                      )
                      Defendants.     )



               AGREEMENT RELATED TO SETTLEMENT AND DISMISSAL
               ---------------------------------------------

     This cause coming before the Court on the Joint Motion for Entry of Agreement Related to Settlement and Dismissal of the plaintiff, Network-1 Security Solutions, Inc. ("Network-1"), and the defendants D-Link Corporation and D-Link Systems, Inc., ("D-Link Parties"), final judgment is entered as follows:

          IT IS HEREBY ADJUDGED AND DECREED:

     1. This Court has jurisdiction over the parties and the subject matter pursuant to 35 U.S.C. ss.1338;

     2. The action is dismissed with prejudice, PROVIDED, HOWEVER, that D-Link Parties expressly reserves their right, in any future litigation regarding U.S. Patent No. 6,218,930 in which D-Link Parties arc defendants or have been joined as a party (in either case, other than through D-Link Parties' own voluntary actions to become such parties), to assert any non-infringement and/or invalidity counterclaims and/or any other counterclaims or defenses related to such action;

     3. The parties shall bear their own attorneys' fees and costs of this action, and all rights of appeal are waived; and

     4.   All relief not expressly granted herein is denied,

                           Signed this _______ day of ______________, 2007.

                           _________________________________________
                           United States District Judge

     The parties hereby agree to entry of the foregoing Agreement Related to Settlement and Dismissal as a final judgment in this action.



Network-1 Security Solutions, Inc.            D-Link Parties,



By its attorneys,                             By their attorneys,



_______________________________               _______________________________

H. Keeto Sabharwal (KS-1763)                  John P. Bovich
Blank Rome LLP                                Reed Smith LLP
600 New Hampshire Avenue, N.W., Suite 1200    Two Embarcadero Center, Suite 2000
Washington, DC  20037                         San Francisco, CA  94111
Tel:  (202)  772-5932                         Tel:  415-543-8700




Dated:_______________, 2007

                                    EXHIBIT B
                                    ---------

                                LICENSED PRODUCTS



Switches
--------
DES-1316
DES-1526 (eol)
DES-3010PA
DES-3828P
DXS-3227P
DWS-3227P
DES-1008PA
DES-1228P
DES-3028P (shipping in August 2007)
DES-3052P (shipping in August 2007)
DGS-3100-48P (not yet shipping)
DGS-3100-24P (not yet shipping)



Cameras
-------
DCS-1110



Access Points
-------------
DWL-2200AP
DWL-2210AP (eol)
DWL-2230AP
DWL-2700AP
DWL-3200AP
DWL-7200AP
DWL-7230AP
DWL-7700AP
DWL-8200AP
DWL-8220AP



Adapters
--------
DWL-P50

                                    EXHIBIT C
                                    ---------

                                 ROYALTY REPORT

The undersigned official of D-Link is providing the following information to Network-1 pursuant to that License Agreement dated
May 25, 2007 entered into between Network-1 and D-Link Corp. and D-Link Systems, Inc.  All capitalized terms used in this Report have the definitions ascribed to them in the Agreement.  Their Report reflects the Royalties payable by D-Link for the month
[semi-annual] period ending ___________________.


----------------- ------ -------------- -------  -------  -------  ----------  ---------- ---------  -------------------------------
                         SELLING PRICE
LICENSED PRODUCT          CHARGED TO                                             PRICE                   CALCULATION
MODEL NO., NAME &  UNITS  UNAFFILIATED                             ADJUSTMENT  PROTECTION   TRADE             OF
  DESCRIPTION      SOLD      BUYER      RETURNS  REFUNDS  REBATES   CREDITS     CREDITS   DISCOUNTS       ROYALTIES
----------------- ------ -------------- -------  -------  -------  ----------  ---------- ---------  -----------  ---------  -------
                                                                                                     Net Selling  Royalty %  Amount
                                                                                                     Price                   of
                                                                                                                             Royalty
                                                                                                     -----------  ---------  -------




----------------- ------ -------------- -------  -------  -------  ----------  ---------- ---------  -------------------------------
                                                                                                     Due &        Total Royalties
                                                                                                     Payable      $_________________



The undersigned hereby certifies the foregoing an accurate and complete record of all royalties due and payable by D-Link for the period ___________.



Signature:________________________                   Date:_______________________

Name:_____________________________

Title:____________________________

                                                                    EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE


              NETWORK-1 ANNOUNCES FINAL LICENSE TERMS AND DISMISSAL
                        OF PATENT LITIGATION WITH D-LINIK

   D-Link Agrees to License Network-1's Remote Power Patent for Its Power over
                         Ethernet Products through 2020

New York, New York-August 16, 2007-- Network-1 Security Solutions, Inc. (OTC BB:
NSSI) today announced that it has agreed to final licensing terms with D-Link Corporation and D-Link Systems ("D-Link") as part of a definitive Settlement Agreement of its patent infringement litigation against D-Link in the United States District Court for the Eastern District of Texas, Tyler Division for infringement of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930).

       The license terms include the agreement by D-Link to license the Remote Power Patent for its full term which expires in March 2020, and the payment of monthly royalty payments (beginning as of May 26, 2007) based upon a running royalty rate of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards. The royalty rate is subject to adjustment beginning the second quarter of 2008 to a royalty rate consistent with other similarly situated licensees of the Remote Power Patent that may vary according to units and volumes of licensed products sold. In addition, D-Link has agreed to an upfront payment to Network-1 of $100,000.

       The products covered by the settlement include D-Link Power over Ethernet enabled switches, wireless access points, and network security cameras, among others. As a result of the definitive Settlement Agreement, all claims and counterclaims in the litigation currently pending in the Eastern District of Texas have been dismissed with prejudice.

       "We are extremely pleased at the outcome of this litigation and having D-Link as the first licensee of our Remote Power Patent," commented Corey M. Horowitz, Chairman and Chief Executive Officer of Network-1. "This outcome is consistent with Network-1's goal of making licenses available to the technologies covered by the Remote Power Patent to the Power over Ethernet industry in a manner that promotes the widespread adoption of this important industry standard".

       The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, REID card readers, VoIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the 802.3af Power over Ethernet ("PoE") standard which has led to the rapid adoption of PoE. The

IEEE is currently working on the 802.3at Power over Ethernet Plus (PoE Plus) Standard which will increase the maximum power delivered to network devices of up to 60 watts from the current 15 watts under 802.3af.



ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U S Patent No 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2007 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.



Contacts:

    Network-1 Security Solutions, Inc.

    Corey M. Horowitz, 212-829-5770
    Or
    Alliance Advisors, LLC
    Alan Sheinwald, 914-669-0222
    asheinwald@allianceadvisors.net
    -------------------------------







The condensed statements of operations and condensed balance sheets are attached.

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                    UNAUDITED




                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                          JUNE 30,                            JUNE 30,
                                               ------------------------------      ------------------------------
                                                   2007              2006              2007              2006
                                               ------------      ------------      ------------      ------------
Operating expenses:
      General and administrative               $    619,000      $    264,000      $  1,233,000      $    544,000
      Non Cash Compensation                         766,000            54,000         1,227,000           102,000
                                               ------------      ------------      ------------      ------------


LOSS BEFORE INTEREST INCOME                      (1,385,000)         (318,000)       (2,460,000)         (646,000)
Interest income - net                                48,000            18,000            63,000            30,000
                                               ------------      ------------      ------------      ------------

Net Loss                                       $ (1,337,000)     $   (300,000)     $ (2,397,000)     $   (616,000)
                                               ============      ============      ============      ============


LOSS PER COMMON SHARE: BASIC AND DILUTED       $      (0.06)     $      (0.02)     $      (0.11)     $      (0.03)
                                               ============      ============      ============      ============


WEIGHTED AVERAGE SHARES: BASIC AND DILUTED       22,589,449        19,049,724        21,194,834        18,444,617
                                               ============      ============      ============      ============

CONDENSED BALANCE SHEET AS OF 6/33/07





Cash and cash equivalents                             $ 5,145,000
                                                      ===========

     Total current assets                             $ 5,179,000
                                                      ===========

     Total assets                                     $ 5,270,000
                                                      ===========

     Total current liabilities                        $   270,000
                                                      ===========

     Total long term liabilities                      $       -0-
                                                      ===========

     Total stockholders' equity                       $ 5,000,000
                                                      ===========